No. CA-91,379

Exhibit 3.2

REPUBLIC OF GHANA

# Certificate of Incorporation

I hereby certify that the

*CANOLA PROPERTY GHANA LIMITED*

is this day incorporated under the Companies Code, 1963 (Act 179) and that the liability of its members is limited.

Given under my hand and official seal at Victoriaborg, Accra, this 5 th day of July 20 11

RGD

for Registrar of Companies, Ghana